News from
Arch Coal, Inc.

FOR FURTHER INFORMATION:
Kim Link
External Affairs
(314) 994-2936

FOR IMMEDIATE RELEASE
Friday, May 19, 2006

Arch Coal Chairman and Chief Executive Officer Adopts 10b5-1 Plan

ST. LOUIS (May 19, 2006) – Arch Coal, Inc. (NYSE:ACI) today announced that Chairman and Chief Executive Officer Steven F. Leer has adopted a plan to sell a portion of his company stock as part of a planned sales program. The program allows Mr. Leer to diversify his asset portfolio by providing for the sale of shares of Arch Coal common stock in connection with exercises of vested stock options set to expire during 2006.

Other Arch Coal officers and directors may also adopt 10b5-1 plans at their discretion. Arch Coal does not undertake to report 10b5-1 plans that may be adopted by its officers or directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

St. Louis-based Arch Coal is the second largest coal producer in the United States. Through its subsidiary operations in Wyoming, Utah, Colorado, West Virginia, Kentucky and Virginia, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.

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